CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital New York Recovery REIT, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital New York Recovery REIT

Eliminates the Payment of Asset Management Fees in Cash

New York, New York, October 1, 2012 ˗ American Realty Capital New York Recovery REIT, Inc. (“NYRR”) announced today that, on September 28, 2012, its board of directors and management mutually agreed to eliminate the payment of asset management fees in cash to its advisor, effective with the quarter ended September 30, 2012. Instead of cash or restricted stock as previously approved, NYRR’s advisor will receive operating partnership units (“OP units”), which will constitute profits interest and will be forfeited unless a performance hurdle is met. Going forward, the OP units would be received on a quarterly basis.

The OP units will only vest to the extent 100% of shareholder capital is returned plus payment to investors of an annual 6% cumulative, pre-tax, non-compounded return on the capital contributed by investors.

“As a part of our ongoing efforts to employ best practices in the non-traded REIT industry, we made asset management fees subject to a performance hurdle and shareholder return, which we believe further aligns our interests with those of our investors,” stated Nicholas S. Schorsch, Chairman and Chief Executive Officer of NYRR.

Important Notice

NYRR is a publicly registered, non-traded real estate investment program. Additional information about NYRR can be found on its website at www.newyorkrecoveryreit.com

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.